Filed pursuant to Rule 433

Registration Statement No. 333-209421

January 9, 2018

United Mexican States

Final Terms and Conditions

1.750% Notes due 2028

Issuer:	United Mexican States

Transaction:	1.750% Notes due 2028 (the “2028 Notes”)

Issue Currency:	Euro

Issue Size:	€1,500,000,000

Ratings:	A3 (negative)/BBB+ (stable)/BBB+ (stable) (Moody’s/Standard & Poor’s/Fitch)*

Maturity Date:	April 17, 2028

Pricing Date:	January 9, 2018

Settlement Date:	January 17, 2018 (T+6)

Coupon:	1.750%

Coupon Payment Frequency:	Annual

Issue Price:	99.817%, plus accrued interest, if any, from January 17, 2018

Yield to Maturity:	1.770%

Re-offer Spread over Interpolated Mid Swap:	+85 bps

Reference Interpolated Mid Swap Rate:	0.920%

Re-offer Spread over Benchmark:	+131 bps

Reference Benchmark:	DBR 0.500% due August 15, 2027

Reference Benchmark Rate:	0.460%

Interest Payment Dates:	April 17 of each year, commencing April 17, 2018. Interest accrues from January 17, 2018 (short first coupon).

Optional Redemption:	Make-Whole Call calculated at German Government Bundesanleihe +20 bps (at any time or from time to time prior to maturity upon giving no less than 30 days’ nor more than 60 days’ notice)

Gross Proceeds:	€1,497,255,000

Ranking:	Senior Unsecured

Governing Law:	State of New York

Registration:	SEC Registered

Authorized Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count:	Act/Act

Business Day Convention:	If any payment date for the Notes falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

Business Days:	London

Underwriting Discount:	0.170%

Listing/Trading:	Application will be made to the Luxembourg Stock Exchange - Euro MTF Market Luxembourg

ISIN:	XS1751001139

Common Code:	175100113

Joint Book-Running Managers /Allocation:	Barclays Bank PLC (33.33%) Citigroup Global Markets Limited (33.33%) Banco Santander, SA (33.33%)

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

A prospectus dated February 8, 2016 is available from the Securities and Exchange Commission’s website at:

http://www.sec.gov/Archives/edgar/data/101368/000119312516453142/d113915dsb.htm. A preliminary prospectus supplement, subject to completion, dated January 9, 2018, for the 2028 Notes, is available from the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/101368/000119312518006489/d522372d424b2.htm.

Mexico’s annual report on Form 18-K for the fiscal year ended December 31, 2016 is available from the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/101368/000119312517299072/0001193125-17-299072-index.htm .

The issuer has filed a registration statement (including the prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1 (888) 603-5847, Citigroup Global Markets Limited toll-free at +1 (800) 831-9146 or Banco Santander, SA toll-free at +44 (207) 756-7202.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.